Exhibit 10.18

AMENDMENT #1

INTREPID POTASH, INC.

2008 EQUITY INCENTIVE PLAN

1. Plan Sponsor: Intrepid Potash, Inc.

2. Amendment of Plan: The following Amendment to the Intrepid Potash, Inc. 2008 Equity Incentive Plan (the “Equity Plan”) has been adopted in order to permit clearly the anticipated and desired ability of the Board or the Committee to delegate authority to make restricted stock grants under the Equity Plan with respect to certain groups of eligible individuals. The Amendment is effective as provided in paragraph 3.

A.	Section 2.10 of the Plan shall be amended by deleting the existing Section 2.10 in its entirety and replacing it with the following:

2.10 “Committee” means the Compensation Committee or other committee of the Board appointed by the Board to administer the Plan, or if no such committee is or has yet been appointed, the Board. The Committee or the Board may designate one or more subcommittees to (i) consist solely of persons who satisfy the applicable requirements of any stock exchange or national market system on which the shares of Stock may be listed, (ii) consist solely of persons who qualify as an “outside director” within the meaning of Section 162(m) of the Code, and (iii) consist solely of persons who qualify as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, with each such subcommittee having the power and authority delegated to it by the Committee or the Board, as applicable. Nothing in this definition shall be deemed to interfere with or prevent the Board or the Committee, as applicable, from delegating administrative authority under the Plan to specified officers or to other committees of the Board pursuant to Section 3.2 hereof.

B.	Section 3.2 of the Plan shall be amended by deleting the existing Section 3.2 in its entirety and replacing it with the following:

3.2 Delegation by the Committee or the Board. The Committee or the Board may, from time to time, delegate to specified officers of the Company, and the Board may delegate to one or more committees of the Board (including committees of the Board consisting solely of one or more members of the Board who are also officers of the Company), the power and authority to grant or document Awards under the Plan to specified groups of eligible individuals, subject to such restrictions and conditions as the Committee or the Board, in their sole discretion, may impose. The delegation shall be as broad or as narrow as the Committee or the Board shall determine. To the extent that the Committee or the Board has delegated the authority to determine certain terms and conditions of an Award, all references in the Plan to the Committee’s exercise of authority in determining such terms and conditions shall be construed to include the officer or officers, or the Board committee or committees, to whom the Committee or the Board has delegated the power and authority to make such determination. However, any delegation (a) shall not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (b) will not cause Awards intended to qualify as “performance-based” compensation under Code Section 162(m) to fail to so qualify, (c) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (d) shall be permitted under all applicable provisions of the Delaware General Corporation Law.

3. Effective Date of Amendment: July 1, 2008.

4. Terms and Conditions of Plan: Except for the above amendments, all terms and conditions of the Equity Plan are unamended and shall remain in full force and effect.

5. Execution: The Plan Sponsor has executed this Amendment to the Equity Plan as of this 1st day of June, 2008.

INTREPID POTASH, INC.
Plan Sponsor

By:	/s/ Robert P. Jornayvaz III
Title:	CEO